Exhibit 99.1

Contact:
Brian M. Scott
Chief Financial Officer
866.861.3229

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Quarterly revenue increases to record high $403 million; reports adjusted EPS of $0.47 (GAAP EPS of $0.41)

SAN DIEGO – (February 18, 2016) – AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s leader and innovator in workforce solutions and staffing services, today announced its fourth quarter and full year 2015 financial results, which exceeded the Company’s guidance for revenue and adjusted EBITDA. Fourth quarter and full year financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2015	% Change Q4 2014	Full Year 2015	% Change Full Year 2014
Revenue	$402.6	44%	$1,463.1	41%
Gross profit	$131.8	56%	$469.4	48%
Net income	$20.2	104%	$81.9	147%
Diluted EPS	$0.41	105%	$1.68	143%
Adjusted diluted EPS*	$0.47	104%	$1.64	98%
Adjusted EBITDA*	$46.9	85%	$165.2	81%

*	See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Supplemental Financial and Operating Data” for a reconciliation of non-GAAP items.

•	AMN Healthcare delivered record high revenue and earnings and expanded its portfolio of workforce solutions in 2015.

•	Full year revenue increased by 41%, driven by organic growth of 26% with the remainder from acquisitions.

•	Full year adjusted EBITDA margin of 11.3% reflected a 250 basis point increase from prior year, driven by both gross margin improvement and operating leverage.

•	Full year adjusted diluted EPS of $1.64 grew 98% year-over-year.

•	The acquisition of B.E. Smith, the largest provider of healthcare interim leadership and executive search, completed in January 2016, further enhances the Company’s position as the leader in providing strategic workforce solutions.

“AMN Healthcare had a remarkable year, making significant strides in our long-term strategy of providing the most innovative workforce solutions to the healthcare community,” said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. “By staying focused on the needs of our clients and clinicians, our team delivered industry-leading revenue and earnings growth, and we exceeded our previously stated objective of a 10% adjusted EBITDA margin. Our shareholders also benefitted with a total shareholder return of 58% for 2015.”

“We successfully integrated acquisitions made early in 2015 and further expanded our workforce solutions into executive, physician, and nurse leadership placement services through the acquisitions of B.E. Smith, The First String, and MillicanSolutions. With our unparalleled range of offerings, we have further solidified our market-leading position as the innovator in healthcare workforce solutions. Based on the solid long-term macro-drivers of our industry, the current market environment and our continuing strong trends as we begin 2016, we feel positive about our growth trajectory and ability to continue delivering differentiated value to our clients and shareholders.”

Fourth Quarter 2015 Results

For the fourth quarter of 2015, consolidated revenue was $403 million, an increase of 44% from the same quarter last year and 5% sequentially. Fourth quarter revenue for the Nurse and Allied Healthcare Staffing segment was $289 million, up 51% from the same quarter last year and 8% sequentially. Locum Tenens Staffing segment revenue in the fourth quarter was $99 million, an increase of 30% from the same quarter last year and down 2% sequentially. Fourth quarter Physician Permanent Placement Services segment revenue was $15 million, an increase of 23% from the same quarter last year and down 1% sequentially.

Fourth quarter gross margin of 32.7% was 240 basis points higher than the same quarter last year and 20 basis points lower sequentially. The year-over-year gross margin improvement was driven primarily by an increased revenue mix of our higher-margin workforce solutions businesses, along with a gross margin increase in the Locum Tenens Staffing segment.

SG&A expenses for the fourth quarter were $90 million, representing 22.4% of revenue, compared to 22.1% in the same quarter last year and 21.7% in the prior quarter. The SG&A increase was due primarily to higher acquisition and integration costs and higher expenses to support business growth and strategic initiatives.

Fourth quarter net income was $20 million and net income per diluted share was $0.41. Excluding amortization of intangible assets and acquisition and integration costs incurred during the quarter, adjusted net income per diluted share was $0.47. Fourth quarter adjusted EBITDA was $47 million, a year-over-year increase of 85% and a sequential increase of 3%. Fourth quarter adjusted EBITDA margin of 11.6% represented a 260 basis point increase year-over-year and 30 basis point decrease sequentially.

Full Year 2015 Results

Full year 2015 consolidated revenue was $1,463 million, an increase of 41% from prior year. Nurse and Allied Healthcare Staffing segment revenue was $1,024 million, a year-over-year increase of 47%. Locum Tenens Staffing segment revenue was $385 million, a year-over-year increase of 30%. Physician Permanent Placement Services segment revenue was $54 million, a year-over-year increase of 21%.

Full year gross margin was 32.1% as compared to 30.5% for prior year, with gross margin expansion across all three reportable segments.

Full year SG&A expenses were $320 million, representing 21.8% of revenue as compared to 22.4% for the prior year. The decrease in SG&A margin was due primarily to operating leverage on the revenue growth.

Full year net income was $82 million, which included a $12 million favorable reversal of tax reserves. Full year net income per diluted common share was $1.68. Excluding the tax reserve reversal, amortization of intangible assets, and acquisition and integration costs incurred during the year, adjusted net income per diluted share was $1.64. Full year adjusted EBITDA grew 81% to $165 million. Adjusted EBITDA margin of 11.3% represented a 250 basis point increase over prior year.

At December 31, 2015, cash and cash equivalents totaled $10 million. Full year cash flow from operations was $57 million and capital expenditures were $27 million. The Company ended the year with total debt outstanding of $219 million, with a leverage ratio of 1.4 to 1.

Business Trends and Outlook

The Company expects consolidated first quarter 2016 revenue of $444 million to $450 million. Gross margin is expected to be approximately 33.0%. SG&A expenses as a percentage of revenue are expected to be approximately 22.0%. Adjusted EBITDA margin is expected to be approximately 11.5%.

As AMN Healthcare continues to expand its leadership position as the innovator in healthcare workforce solutions and is able to gain SG&A leverage from revenue growth and technology driven efficiencies, management believes the Company can further improve its conversion of revenue to profitability. Assuming macro-trends remain positive, the Company is setting a long-term goal of achieving an adjusted EBITDA margin of 14% by 2020.

About AMN Healthcare

AMN Healthcare is the leader and innovator in healthcare workforce solutions and staffing services to healthcare facilities across the nation. The Company provides unparalleled access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN delivers managed services programs, healthcare executive search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, and other consulting services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, and many other healthcare settings. For more information about AMN Healthcare, visit www.amnhealthcare.com.

Conference Call on February 18, 2016

AMN Healthcare Services, Inc. (NYSE: AHS), healthcare’s leader and innovator in workforce solutions and staffing services, will host a conference call to discuss its fourth quarter and full year 2015 financial results on Thursday, February 18, 2016 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1093 in the U.S. or (612) 288-0329 internationally. Following the conclusion of the call, a replay of the webcast will be available at the Company’s website. Alternatively, a telephonic replay of the call will be available at 7:30 p.m. Eastern Time on February 18, 2016, and can be accessed until 11:59 p.m. Eastern Time on March 3, 2016 by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 384127.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, and (3) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions and allocating resources. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP measures, or may be calculated differently than other similarly title-captioned non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Supplemental Financial and Operating Data” under the caption entitled “Reconciliation of Non-GAAP Items” or on the Company’s website at http://amnhealthcare.investorroom.com/financialreports. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding the positive outlook for 2016, first quarter 2016 revenue, gross margin, SG&A expenses and adjusted EBITDA margin, and adjusted EBITDA margin by 2020. The Company based these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its other periodic reports as well as the Company’s current and other reports filed from time to time with the Securities and Exchange Commission. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:

Brian M. Scott

Chief Financial Officer

866.861.3229

AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Revenue	$402,552	$279,649	$382,859	$1,463,065	$1,036,027
Cost of revenue	270,748	194,953	256,850	993,702	719,910

Gross profit	131,804	84,696	126,009	469,363	316,117

	32.7%	30.3%	32.9%	32.1%	30.5%
Operating expenses:
Selling, general and administrative	90,154	61,668	83,098	319,531	232,221
	22.4%	22.1%	21.7%	21.8%	22.4%
Depreciation and amortization	5,322	4,077	5,304	20,953	15,993

Total operating expenses	95,476	65,745	88,402	340,484	248,214

Income from operations	36,328	18,951	37,607	128,879	67,903
Interest expense, net, and other	1,993	1,329	2,013	7,790	9,237

Income before income taxes	34,335	17,622	35,594	121,089	58,666
Income tax expense	14,170	7,727	1,947	39,198	25,449

Net income	$20,165	$9,895	$33,647	$81,891	$33,217

Other comprehensive income (loss):
Foreign currency translation	33	113	54	75	142
Unrealized gain (loss) on cash flow hedge, net of income taxes	429	0	(367)	98	0

Other comprehensive income (loss)	462	113	(313)	173	142
Comprehensive income	$20,627	$10,008	$33,334	$82,064	$33,359

Net income per common share:
Basic	$0.42	$0.21	$0.71	$1.72	$0.71

Diluted	$0.41	$0.20	$0.69	$1.68	$0.69

Weighted average common shares outstanding:
Basic	47,699	46,634	47,674	47,525	46,504

Diluted	49,157	48,462	48,978	48,843	48,086

AMN Healthcare Services, Inc.

Supplemental Financial and Operating Data

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Revenue
Nurse and allied healthcare staffing	$288,595	$191,570	$266,279	$1,023,936	$695,206
Locum tenens staffing	99,256	76,170	101,755	385,091	296,166
Physician permanent placement services	14,701	11,909	14,825	54,038	44,655

	$402,552	$279,649	$382,859	$1,463,065	$1,036,027

Reconciliation of Non-GAAP Items:
Segment operating income (1)
Nurse and allied healthcare staffing	$41,089	$23,963	$40,873	$149,258	$87,246
Locum tenens staffing	13,869	8,155	13,321	48,011	30,985
Physician permanent placement services	3,998	2,744	4,555	15,101	9,818

	58,956	34,862	58,749	212,370	128,049
Unallocated corporate overhead	12,101	9,601	13,127	47,194	36,559

Adjusted EBITDA (2)	46,855	25,261	45,622	165,176	91,490
Adjusted EBITDA margin (3)	11.6%	9.0%	11.9%	11.3%	8.8%
Depreciation and amortization	5,322	4,077	5,304	20,953	15,993
Share-based compensation	3,733	1,796	2,021	10,284	7,157
Acquisition and integration costs	1,472	437	690	5,060	437
Interest expense, net, and other	1,993	1,329	2,013	7,790	9,237

Income before income taxes	34,335	17,622	35,594	121,089	58,666
Income tax expense	14,170	7,727	1,947	39,198	25,449

Net income	$20,165	$9,895	$33,647	$81,891	$33,217

GAAP diluted net income per share (EPS)	$0.41	$0.20	$0.69	$1.68	$0.69
Adjustments (net of tax):
Debt extinguishment costs	0.00	0.00	0.00	0.00	0.04
Amortization of intangible assets	0.04	0.02	0.03	0.15	0.09
Acquisition and integration costs	0.02	0.01	0.01	0.06	0.01
Income tax benefits	0.00	0.00	(0.25)	(0.25)	0.00

Adjusted diluted EPS (4)	$0.47	$0.23	$0.48	$1.64	$0.83

	Three Months Ended			Twelve Months Ended
	December 31,		September 30,	December 31,
	2015	2014	2015	2015	2014
Gross Margin
Nurse and allied healthcare staffing	31.6%	28.6%	32.0%	31.1%	28.8%
Locum tenens staffing	31.2%	28.8%	30.7%	30.2%	29.3%
Physician permanent placement services	65.9%	66.1%	65.4%	65.1%	64.4%
Operating Data:
Nurse and allied healthcare staffing
Average healthcare professionals on assignment (5)	8,091	6,030	7,574	7,529	5,715
Locum tenens staffing
Days filled (6)	55,929	48,391	59,267	229,300	192,171

	As of December 31,		As of September 30,
	2015	2014	2015
Leverage ratio (7)	1.4	1.8	1.5

AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2015	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$9,576	$14,408	$13,073
Accounts receivable, net	277,996	248,779	186,274
Accounts receivable, subcontractor	50,807	49,521	28,443
Deferred income taxes, net	0	18,378	27,330
Prepaid and other current assets	37,249	37,895	27,550

Total current assets	375,628	368,981	282,670
Restricted cash and cash equivalents	27,352	25,425	19,567
Fixed assets, net	50,134	45,407	32,880
Other assets	47,569	46,634	38,710
Goodwill	204,779	201,444	154,387
Intangible assets, net	174,970	177,347	152,517

Total assets	$880,432	$865,238	$680,731

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$118,822	$113,152	$78,993
Accrued compensation and benefits	83,701	88,492	67,995
Current portion of revolving credit facility	30,000	30,000	18,000
Current portion of notes payable	7,500	7,500	7,500
Deferred revenue	5,620	4,944	3,177
Other current liabilities	5,374	6,026	2,630

Total current liabilities	251,017	250,114	178,295
Revolving credit facility	52,500	45,500	0
Notes payable, less unamortized fees	128,490	131,250	135,690
Deferred income taxes, net	22,431	39,000	32,491
Other long-term liabilities	78,134	75,409	77,674

Total liabilities	532,572	541,273	424,150
Commitments and contingencies
Stockholders’ equity	347,860	323,965	256,581

Total liabilities and stockholders’ equity	$880,432	$865,238	$680,731

AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		September, 30	December 31,
	2015	2014 (8)	2015	2015	2014 (8)
Net cash provided by operating activities	$1,416	$5,039	$21,950	$57,053	$27,678
Net cash used in investing activities	(11,191)	(17,908)	(10,768)	(116,825)	(28,228)
Net cash provided by (used in) financing activities	4,910	16,166	(11,302)	56,200	(2,099)
Effect of exchange rates on cash	33	113	54	75	142

Net increase (decrease) in cash and cash equivalents	(4,832)	3,410	(66)	(3,497)	(2,507)
Cash and cash equivalents at beginning of period	14,408	9,663	14,474	13,073	15,580

Cash and cash equivalents at end of period	$9,576	$13,073	$14,408	$9,576	$13,073

(1)	Segment operating income represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, unallocated corporate overhead, acquisition and integration costs and share-based compensation.
(2)	Adjusted EBITDA represents net income plus interest expense (net of interest income) and other, income tax expense, depreciation and amortization, acquisition and integration costs and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance and is a measure used in credit facilities. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income from operations or net income as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income.
(3)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(4)

Adjusted diluted EPS represents GAAP diluted EPS excluding the impact of 1) amortization of intangible assets; 2) acquisition and integration costs; and 3) other non-recurring costs, such as debt extinguishment costs and income tax benefits in connection with the reversal of reserves for uncertain tax positions, in each case, net of tax. Adjusted diluted EPS for the three and twelve months ended December 31, 2014 have been restated to conform to the current year presentation. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted diluted EPS). Although management believes the items excluded from adjusted diluted EPS are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income, and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.

(5)	Average healthcare professionals on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(7)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve month period ending at the end of the subject period. The leverage ratio as of December 31, 2014 has been restated to conform to the covenant compliance certificate filed with the bank after the fourth quarter of 2014 earnings release.
(8)	Certain reclassifications have been made to the condensed consolidated statements of cash flows for the three and twelve months ended December 31, 2014 to conform to the current year presentation.